EXHIBIT 99.3
REGISTRATION RIGHTS AGREEMENT
     THIS REGISTRATION RIGHTS AGREEMENT (“Agreement”) is made as of January 10, 2008, by and among DynTek, Inc., a Delaware corporation (the “Company”), and each of the investors named on the signature pages hereto, together with their permitted transferees (each, an “Investor” and collectively, the “Investors”).
RECITALS
     WHEREAS, the Company and certain of the Investors are parties to (i) that certain Registration Rights Agreement, dated as of February 10, 2005 (the “2005 Agreement”), (ii) that certain Note Purchase Agreement, dated as of March 8, 2006, as amended (as so amended, the “2006 Agreement”), and (iii) that certain Junior Secured Convertible Note Purchase Agreement, dated as of April 13, 2007, as amended (as so amended, the “2007 Agreement,” and together with the 2005 Agreement and the 2006 Agreement, the “Existing Agreements”);
     WHEREAS, pursuant to the Existing Agreements, the Company is under an obligation to register for resale certain shares of Common Stock issued or issuable by the Company to the Investors, as more particularly set forth on Schedule I attached hereto (such shares identified on Schedule I being referred to herein as the “Registrable Securities”);
     WHEREAS, the Company and the Investors wish to terminate the Existing Agreements only as, and to the extent that, they pertain to the rights of the Investors to require the Company to register the Registrable Securities for resale; and
     WHEREAS, in lieu of the Existing Agreements, the Company and the Investors agree that this Agreement shall govern the rights of the Investors to cause the Company to register the Registrable Securities for resale.
AGREEMENT
     NOW, THEREFORE, the parties hereby agree as follows:
     1. Definitions. In addition to the terms defined above and elsewhere in this Agreement, the following terms used in this Agreement shall be construed to have the meanings set forth below:
          1.1 “Affiliate” means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified Person, including without limitation any general partner, officer, director or manager of such Person and any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.
          1.2 “Common Stock” means shares of the Company’s common stock, par value $0.0001 per share.
          1.3 “Damages” means any loss, damage, claim, expense or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, or liability (or any action in respect thereof)

arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.
          1.4 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
          1.5 “Excluded Registration” means (i) a registration relating to the sale of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, or similar plan; (ii) a registration relating to an SEC Rule 145 transaction; or (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities.
          1.6 “Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.
          1.7 “Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Company with the SEC.
          1.8 “Holder” means an Investor or any transferee or assignee thereof to whom an Investor assigns its rights under this Agreement and who agrees to become bound by the provisions of this Agreement in accordance with Section 3.9 hereof and any transferee or assignee thereof to whom a transferee or assignee assigns its rights under this Agreement and who agrees to become bound by the provisions of this Agreement in accordance with Section 3.9 hereof.
          1.9 “Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of a natural person referred to herein.
          1.10 “Initiating Holders” means, collectively, Holders who properly initiate a registration request under this Agreement.
          1.11 “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.
          1.12 “Registrable Securities then outstanding” means the number of shares determined by adding the number of outstanding shares of Common Stock that are Registrable Securities and the number of shares of Common Stock issuable (directly or indirectly) pursuant to then exercisable and/or convertible securities held by the Investors as set forth on Schedule I attached hereto.

          1.13 “Registration Period” means the period between the date of this Agreement and the earlier of (i) the date on which all of the Registrable Securities have been sold by the Investors pursuant to the Registration Statement, and (ii) the date on which all of the Registrable Securities may be sold without registration and without restriction as to the number of Registrable Securities that may be sold under SEC Rule 144 or otherwise.
          1.14 “Registration Statement” means a registration statement or registration statements of the Company filed under the Securities Act covering the Registrable Securities.
          1.15 “register,” “registered,” and “registration” refer to a registration effected by preparing and filing one or more Registration Statements (as defined above) in compliance with the Securities Act and pursuant to Rule 415 and the declaration or ordering of effectiveness of such Registration Statement(s) by the SEC.
          1.16 “SEC” means the United States Securities and Exchange Commission.
          1.17 “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.
          1.18 “SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.
          1.19 “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
          1.20 “Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Section 3.6.
     2. Partial Termination. The Company and each of the Investors hereby acknowledge and agree that effective as of the date hereof, each provision set forth in the Existing Agreements (including any schedules or exhibits attached thereto or referenced therein) regarding the Company’s obligation to (i) register the Registrable Securities for resale under the Securities Act, (ii) maintain the effectiveness of any filed Registration Statement covering the Registrable Securities, or (iii) make timely filings of material required to be filed pursuant to Sections 13, 14 or 15(d) under the Exchange Act, are terminated and shall be of no further force or effect. Except as expressly amended by this Agreement, the Existing Agreements shall otherwise remain in full force and effect in accordance with their terms.
     3. Registration Rights. The Company covenants and agrees as follows:
          3.1 Demand Registration.
               (a) Form S-1 Demand. If, at any time following the date of this Agreement and after the Company re-registers its shares of Common Stock pursuant to Section 12(b) or 12(g) under the Exchange Act, the Company receives a request from either Lloyd I. Miller, III (“Miller”) or Riley Investment Partners Master Fund, L.P. (“Riley”) that the Company file a

Registration Statement on Form S-1, then the Company shall (i) within ten days after the date such request is given, give notice thereof (the “Demand Notice”) to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within 60 days after the date such request is given by the Initiating Holders, file a Registration Statement on Form S-1 under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within 20 days of the date the Demand Notice is given, and in each case, subject to the limitations of Section 3.1(c) and Section 3.3.
               (b) Form S-3 Demand. If, at any time when it is eligible to use a Form S-3 Registration Statement, the Company receives a request from any Holder or Holders that the Company file a Form S-3 Registration Statement for a public offering of all or a part of the Registrable Securities owned by such Holder or Holders, then the Company shall (i) within ten days after the date such request is given, give a Demand Notice to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within 45 days after the date such request is given by the Initiating Holders, file a Form S-3 Registration Statement under the Securities Act covering all Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within 20 days of the date the Demand Notice is given, and in each case, subject to the limitations of Section 3.1(c) and Section 3.3.
               (c) Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration pursuant to this Section 3.1 a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Company’s Board of Directors it would be materially detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than one hundred twenty (120) days after the request of the Initiating Holders is given; provided, however, that the Company may not invoke this right more than once in any twelve (12) month period; provided further, that the Company shall not register any securities for its own account or that of any other stockholder during such one hundred twenty (120) day period other than an Excluded Registration.
               (d) The Company shall not be obligated to effect, or to take any action to effect, any subsequent registration pursuant to Section 3.1(a) (i) once the Company has effected two (2) registrations pursuant to Section 3.1(a) at Miller’s request, (ii) once the Company has effected one (1) registration pursuant to Section 3.1(a) at Riley’s request, or (iii) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 3.1(b). The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 3.1(b) if the Company has effected two registrations pursuant to Section 3.1(b) within the 12 month period immediately preceding the date of such request. A registration shall not be counted as “effected” for purposes of this Section 3.1(d) until such time as the applicable Registration Statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration, elect not to pay the registration expenses therefor, and forfeit their right to one demand registration statement pursuant to Section 3.6, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Section 3.1(d).
          3.2 Company Registration. If the Company proposes to register (including, for this purpose, a registration effected by the Company for stockholders other than the Holders) any of its Common Stock under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration), the Company shall, at such time, promptly give each Holder notice of such registration. Upon the request of each Holder given within 20 days after such notice is given by the Company, the Company shall, subject to the provisions of Section 3.3, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 3.2 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Section 3.6.
          3.3 Underwriting Requirements.
               (a) If, pursuant to Section 3.1, the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 3.1, and the Company shall include such information in the Demand Notice. The underwriter(s) in any registration pursuant to Section 3.1 will be selected by the Initiating Holders and shall be reasonably acceptable to the Company. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 3.4(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Section 3.3, if the managing underwriter advises the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among such Holders of Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Holder or in such other proportion as shall mutually be agreed to by all such selling Holders; provided, however, that the number of Registrable Securities held by the Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares.
               (b) In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Section 3.2, the Company shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company. If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable to) the number of Registrable Securities owned by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares. Notwithstanding the foregoing, in no event shall the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering. For purposes of the provision in this Section 3.3(b) concerning apportionment, for any selling Holder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “selling Holder,” as defined in this sentence.
          3.4 Obligations of the Company. Whenever required under this Section 3 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:
               (a) prepare and file with the SEC a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such Registration Statement effective for a period of up to 120 days or, if earlier, until the distribution contemplated in the Registration Statement has been completed; provided, however, that (i) such 120-day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such 120-day period shall be extended for up to 30 days, if necessary, to keep the Registration Statement effective until all such Registrable Securities are sold;
               (b) prepare and file with the SEC such amendments and supplements to such Registration Statement, and the prospectus used in connection with such Registration Statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such Registration Statement;

               (c) furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;
               (d) use its commercially reasonable efforts to register and qualify the securities covered by such Registration Statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;
               (e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;
               (f) use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;
               (g) provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;
               (h) promptly make available for inspection by the selling Holders, any managing underwriter participating in any disposition pursuant to such Registration Statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;
               (i) notify each selling Holder, promptly after the Company receives notice thereof, of the time when such Registration Statement has been declared effective or a supplement to any prospectus forming a part of such Registration Statement has been filed; and
               (j) after such Registration Statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such Registration Statement or prospectus.
          3.5 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 3 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.

          3.6 Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 3, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements of one counsel for the selling Holders (“Selling Holder Counsel”), shall be borne and paid by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 3.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one registration pursuant to Section 3.1(a) or Section 3.1(b), as the case may be; provided further that if, at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information, then the Holders shall not be required to pay any of such expenses and shall not forfeit their right to one registration pursuant to Section 3.1(a) or Section 3.1(b). All Selling Expenses relating to Registrable Securities registered pursuant to this Section 3 shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.
          3.7 Indemnification. If any Registrable Securities are included in a registration statement under this Section 3:
               (a) To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the agents, employees, partners, members, officers, directors, and stockholders of each such Holder; legal counsel and accountants for each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 3.7(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.
               (b) To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the Registration Statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such Registration Statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 3.7(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further that in no event shall any indemnity under this Section 3.7(b) exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.
               (c) Promptly after receipt by an indemnified party under this Section 3.7 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 3.7, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. Notwithstanding the foregoing, in the event that the indemnifying party elects not to participate in such action, then the indemnifying party shall promptly notify the indemnified party in writing of that fact and the indemnified party shall have the right to participate in such action by retaining one separate counsel, mutually satisfactory to the parties, with the fees and expenses to be paid by the indemnifying party. The failure of the indemnified party to give notice to the indemnifying party within a reasonable time of the commencement of any action covered by this Section 3.7 shall relieve such indemnifying party of any liability to the indemnified party hereunder, to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 3.7.
               (d) Notwithstanding anything else contained herein to the contrary, the foregoing indemnity agreements of the Company and the selling Holders are subject to the condition that, insofar as they relate to any Damages arising from any untrue statement or alleged untrue statement of a material fact contained in, or omission or alleged omission of a material fact from, a preliminary prospectus (or necessary to make the statements therein not misleading) that has been corrected in the form of prospectus included in the registration statement at the time it becomes effective, or any amendment or supplement thereto filed with the SEC pursuant to Rule 424(b) under the Securities Act (the “Final Prospectus”), such indemnity agreement shall not inure to the benefit of any Person if a copy of the Final Prospectus was furnished to the indemnified party and such indemnified party failed to deliver, at or before the confirmation of the sale of the shares registered in such offering, a copy of the Final Prospectus to the Person asserting the loss, liability, claim, or damage in any case in which such delivery was required by the Securities Act.
               (e) To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 3.7 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 3.7 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 3.7, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case, (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Section 3.7(e), when combined with the amounts paid or payable by such Holder pursuant to Section 3.7(b), exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of willful misconduct or fraud by such Holder.
               (f) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.
               (g) Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Section 3.7 shall survive the completion of any offering of Registrable Securities in a registration under this Section 3, and otherwise shall survive the termination of this Agreement.
          3.8 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (i) to include such securities in any registration unless, under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the number of the Registrable Securities of the Holders that are included or (ii) to demand registration of any securities held by such holder or prospective holder; provided that this limitation shall not apply to any additional Investor who becomes a party to this Agreement in accordance with Section 3.9

          3.9 Transfer. The rights of the Holders hereunder, including the right to have the Company register Registrable Securities pursuant to this Agreement, may be assigned by the Holders to transferees or assignees of all or any portion of the Registrable Securities, but only if (a) the Holder agrees in writing with the transferee or assignee to assign such rights, and a copy of such agreement is furnished to the Company within a reasonable time after such assignment, (b) the Company is, within a reasonable time after such transfer or assignment, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being transferred or assigned, (c) after such transfer or assignment, the further disposition of such securities by the transferee or assignee is restricted under the Securities Act and applicable state securities laws, (d) at or before the time the Company received the written notice contemplated by clause (b) of this sentence, the transferee or assignee agrees in writing with the Company to be bound by all of the provisions contained herein, (e) such transfer is made in accordance with the applicable requirements of this Agreement, and (f) the transferee is an “accredited investor” as that term is defined in Rule 501 of Regulation D.
          3.10 Termination of Registration Rights. The obligations of the Company under this Section 3 expire upon expiration of the Registration Period.
     4. Miscellaneous.
          4.1 Governing Law. This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the State of California without regard to conflict of law principles that would result in the application of any law other than the law of the State of California.
          4.2 Furnishing of Information. As long as any Holder owns Registrable Securities, the Company covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof, if any, pursuant to the Exchange Act. Upon the request of any such Holder of Registrable Securities, the Company shall deliver to such holder a written certification of a duly authorized officer as to whether it has complied with the preceding sentence. As long as any Holder owns Registrable Securities, if the Company is not required to file reports pursuant to such laws, it will use reasonable best efforts to prepare and furnish to the Holders and make publicly available in accordance with Rule 144(c) such information as is required for the Holders to sell the Securities under Rule 144. The Company further covenants that it will take such further action as any holder of Registrable Securities may reasonably request, all to the extent required from time to time to enable such Holder to sell such Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144.
          4.3 Counterparts; Facsimile. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          4.4 Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.
          4.5 Notices. All notices, requests, and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given, delivered and received (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day; (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one business day after the business day of deposit with a nationally recognized overnight courier, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses as set forth on the signature pages hereto, or to the principal office of the Company and to the attention of the Chief Executive Officer, in the case of the Company, or to such e-mail address, facsimile number, or address as subsequently modified by written notice given in accordance with this Section 4.5. If notice is given to the Company, a copy shall also be sent to Stradling Yocca Carlson & Rauth, 660 Newport Center Drive, Newport Beach, California 92660, attention: Christopher D. Ivey.
          4.6 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and the holders of a majority of the Registrable Securities then outstanding; provided that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party. Notwithstanding the foregoing, this Agreement may not be amended or terminated and the observance of any term hereof may not be waived with respect to any Investor without the written consent of such Investor, unless such amendment, termination, or waiver applies to all Investors in the same fashion (it being agreed that a waiver of the provisions of Section 3 with respect to a particular transaction shall be deemed to apply to all Investors in the same fashion if such waiver does so by its terms, notwithstanding the fact that certain Investors may nonetheless, by agreement with the Company, purchase securities in such transaction). For the sake of clarity, the demand registration provisions referenced in Section 3.1 with respect to Riley shall not be amended, terminated or waived without the written consent of Riley. The Company shall give prompt notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination, or waiver. Any amendment, termination, or waiver effected in accordance with this Section 4.6 shall be binding on all parties hereto, regardless of whether any such party has consented thereto. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.
          4.7 Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.
          4.8 Aggregation of Stock. All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

          4.9 Entire Agreement. This Agreement (including any Schedules and Exhibits hereto) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.
          4.10 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.
[Signature page follows]

     IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first written above.

DYNTEK, INC.
By:
Casper W. Zublin, Jr.
Chief Executive Officer

INVESTORS:

RILEY INVESTMENT PARTNERS MASTER FUND, L.P.

By:

Name:

Title:

B. RILEY & CO., LLC

By:

Name:

Title:

LLOYD I. MILLER, III

By:

Lloyd I. Miller, III

TRUST A-4 - LLOYD I. MILLER

By: PNC Bank, National Association,
Its: Trustee

By:

Lloyd I. Miller, III
Investment Advisor to Trustee

MILFAM II L.P.

By:

Name:

Title:

SCHEDULE I
REGISTRABLE SECURITIES
1. 199,699,095 shares beneficially owned of record by Lloyd I. Miller-Trust A-4, comprised of:
     a. 414,971 shares of common stock held outright;
     b. a warrant to purchase 48,077 shares dated February 10, 2005; and
     c. 199,236,047 shares issuable upon conversion of the five Junior Secured Convertible Promissory Notes dated as of March 8, June 15 and September, 2006, April 13, 2007 and January 10, 2008, respectively, at a current conversion rate of $0.08 per share.
2. 60,778,679 shares beneficially owned of record by Lloyd I. Miller, comprised of:
     a. a warrant to purchase 50,000 shares dated October 26, 2005;
     b. a warrant to purchase 54,205,392 shares dated March 8, 2006, as amended on January 10, 2008; and
     c. 6,523,287 shares of common stock issued pursuant to the terms of that certain Conversion and Settlement Agreement dated March 8, 2006 converting a promissory note at a conversion rate of $0.20).
3. 298,104 shares beneficially owned of record by Milfam II L.P., comprised of:
     a. 250,027 shares of common stock held outright; and
     b. a warrant to purchase 48,077 shares dated February 10, 2005.
4. 20,776,357 shares beneficially owned by Riley Investment Partners Master Fund, L.P. (formerly SACC Partners, L.P.), comprised of:
     a. 6,667,527 shares of common stock held outright, including 6,523,287 shares of common stock issued pursuant to the terms of that certain Conversion and Settlement Agreement dated March 8, 2006 converting a promissory note at a conversion rate of $0.20;
     b. a warrant to purchase 36,057 shares dated February 11, 2005;
     c. a warrant to purchase 50,000 shares dated October 26, 2005; and
     d. a warrant to purchase 14,022,773 shares dated March 8, 2006, as amended on January 10, 2008.
5. 60,095 shares beneficially owned of record by B. Riley & Co., LLC, comprised of:
     a. 48,076 shares of common stock held outright; and
     b. a warrant to purchase 12,019 shares dated February 11, 2005.

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